Exhibit 10.1

EMPLOYMENT AGREEMENT BETWEEN
MAINSTREET BANKSHARES, INC.
AND BRENDA SMITH

     This Employment Agreement (“Agreement”), dated for purposes of identification, October 1, 2002, is made and entered into between MainStreet Bankshares, Inc. (“Employer”), a bank holding company which owns all of the outstanding common stock of Smith River Community Bank, N.A. (“Bank”) and Brenda Smith (“Employee”).

     WHEREAS, Employer desires to employ Employee as Executive Vice President of Employer and Bank;

     WHEREAS, Employee is willing to accept such positions with the Employer and Bank.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

SECTION 1. DEFINITIONS. As used in this Agreement, the following capitalized terms have the indicated meanings unless the context clearly requires otherwise:

1.01 “Board” means the Board of Directors of the Employer and “Bank Board” means the Board of Directors of Bank, as the same may be constituted from time to time unless otherwise expressly provided herein.

1.02 “Cause” means (a) the continued failure by Employee to perform his duties hereunder (other than any such failure resulting from his incapacity due to physical or mental illness) or otherwise to comply with his obligations hereunder after a written demand for performance with respect thereto is delivered to the Employee by the Board or the Bank Board (excluding Employee, if a member of the Board or Bank Board at such time, in each case), respectively, and which failure has not been cured as hereinafter provided, which demand specifically identifies the manner in which the Board or Bank Board believes that Employee has not performed his duties or is otherwise in breach of his obligations hereunder; or (b) the engaging by the Employee in illegal conduct or any conduct which is demonstrably and materially injurious to the Employer or Bank in the sole discretion and judgment of the Board or the Bank Board; or (c) the issuance of a removal order or similar or der by a governmental regulatory agency with appropriate jurisdiction prohibiting Employee from participating in the affairs of the Employer or Bank. Any act or failure to act by Employee based upon authority given pursuant to a resolution duly adopted by the Board or Bank Board or based upon the advice of counsel for the Employer or Bank shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Employer or Bank, as the case may be, and shall not be a basis for termination for Cause. It is also expressly understood that the Employee’s attention to matters not directly related to the business of the Employer or Bank shall not provide a basis for termination for Cause so long as the Board or Bank Board, as the case may be, has approved Employee’s engagement in such activities. Upon the issuance of a written demand for performance under Section 1.02(a), Employee shall have 30 days in which to correct the deficiency, and if the Employee corrects such deficiency within this period the deficiency shall not constitute Cause. If the Employee does not correct the deficiency, in the sole discretion and judgment of the Board or Bank Board (without Employee if a member of the Board or Bank Board at such time, in either case), within the thirty (30) day period, such deficiency shall constitute Cause for purposes of the termination of this Agreement. The conditions constituting Cause under Section 1.02 (b) or (c) above shall not require prior notice, a written demand for performance or an opportunity to cure. Termination for Cause by the Bank shall automatically constitute Termination for Cause by the Employer and Termination for Cause by the Employer shall automatically constitute Termination for Cause by Bank.

1.03 “Date of Termination” means the date Employee’s employment hereunder is deemed terminated, as follows: (a) other than as provided in Section 1.03(b), (c) or (d), the date specified in the Notice of Termination, which date shall be at least 15 days, but not more than 30 days, after the date of the Notice of Termination except in the case of termination by Employer for Cause, which may be effective as of the date of the Notice of Termination, (b) if Employee’s employment is to be terminated by Employer for Disability, thirty (30) days after Notice of Termination is given (provided that in the case of Disability the Employee shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (c) if Employee’s employment is terminated by death, the date of Employee’s death, or (d) if Employee retires, the date of Employee’s Retirement.

1.04. “Disability” means (a) as a result of Employee’s physical or mental illness, Employee shall have been absent from the full-time performance of his duties with the Employer and/or Bank for six (6) consecutive months, and (b) within thirty (30) days after Notice of Termination pursuant to Section 1.03(b) is given Employee shall not have returned to the full-time performance of his duties.

1.04 “Employer” and “Bank” includes any corporation or other entity which is the surviving or continuing entity in respect of any merger, consolidation or form of business combination in which the Employer or Bank, respectively, ceases to exist.

1.05 “Employment Year” means the 12-month period beginning with the Initial Date and each 12-month period beginning on the annual anniversary of such Initial Date thereafter.

1.06 “Initial Date” means the date first written above.

1.07 “Notice of Termination” means a written notice that Employee’s employment with Employer is terminated that specifies the Date of Termination when required in accordance with Section 1.03.

1.09. “Person” has the meaning ascribed to that term in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

1.10. “Retirement” means termination of Employee’s employment hereunder after the attainment of age sixty-five (65) or otherwise in accordance with Employer’s or Bank’s then established retirement policies.

1.11. “Successor” means any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time) the Employer’s business directly, by merger or consolidation, or indirectly by purchase of the Employer’s voting securities, all or substantially all of its assets or otherwise.

SECTION II. TERM OF EMPLOYMENT AND DUTIES.

2.01. Employment with Employer and Bank. Employer employs Employee under the terms of this Agreement as of the Initial Date as Executive Vice President of Employer and Bank. Employee shall be expected to perform such services as are generally performed by the executive vice president of a bank holding company, in the case of Employer, and of a community, commercial bank in the case of the Bank, responsible, in each case, for financial matters. Employee shall comply fully with all policies and procedures established, and all directives given, from time to time, by the Board and/or Employer’s more senior officers, in the case of the Employer, or by the Bank Board and/or Bank’s more senior officers, in the case of the Bank.

2.02. Acceptance of Employment. Employee accepts such employment and shall devote his full-time, attention and best efforts to the diligent performance of his duties herein specified and as an officer of Employer and Bank; provided, however, that Employee shall be given reasonable flexibility, in the discretion of the senior management of the Employer and Bank, with respect to work periods in order to accomodate legitimate personal matters. While employed hereunder, Employee will not, without the prior express written consent of the Board, accept employment with any other individual, corporation, partnership, governmental authority or other entity, or engage in any other venture for profit which the Board or the Bank Board, respectively, may consider in its sole discretion and judgment to be in conflict with Employer’s or Bank’s best interest or to be in competition with Employer’s or Bank’s business, or which may interfere in any way with Employee’s performance of his duties hereunder. It is understood and agreed that Employee has the right to participate in passive investments including income producing real estate.

2.03. Term of Employment. Employee shall be employed by Employer pursuant hereto until the third year anniversary of the Initial Date unless Employee’s employment is sooner terminated as set forth herein; provided, however, that beginning with the first anniversary of the Initial Date and each anniversary thereafter, the term of Employee’s employment shall automatically be extended for one additional Employment Year unless at least ninety (90) days prior to such anniversary date, the Employer or the Bank, on the one hand or the Employee, on the other, shall have given written notice that the Employee’s employment shall not be so extended.

2.04. Offices. Termination of employment hereunder shall include termination of employment as Executive Vice President of Employer of the Bank and of all other positions with the Employer and the Bank.

SECTION III. COMPENSATION AND RELATED MATTERS.

3.01. Base Salary. From the date hereof and until the Date of Termination. Employee shall have an annual base salary of SEVENTY THOUSAND SIX HUNDRED TWENTY AND NO/100 DOLLARS ($70,620.00), as the same may be adjusted from time to time pursuant hereto.

3.02. Employee Benefits. Subject to meeting applicable eligibility provisions, Employee shall be entitled to the same medical and health insurance coverage as provided by Employer to its employees generally from time to time.

SECTION IV. RIGHTS ON TERMINATION OF EMPLOYMENT.

4.01. Mutual Terminations. In the event that the Bank terminates Employee as its Executive Vice President under one or more provisions of this Agreement, such termination shall automatically be deemed an effective termination by Employer of Employee as its Executive Vice President under the same provision or provisions of this Agreement unless the Board (excluding Employee, if a member of the Board at such time) expressly and in writing agrees otherwise. In the event that the Employer terminates Employee as its Executive Vice President under one or more provisions of this Agreement, such termination shall automatically be deemed an effective termination by Bank of Employee as its Executive Vice President under the same provision or provisions of this Agreement unless the Bank Board (excluding Employee if a member of the Bank Board at such time) expressly and in writing agrees otherwise.

4.02. Termination for Cause by Employer and Bank, Termination for Any Reason by Employee, Termination on Account of Death. If Employer and Bank terminate Employee’s employment for Cause or if Employee terminates his employment with Employer and Bank for any reason, or if the Employee’s employment is terminated on account of his death, the Employer shall pay the Employee his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given. No Notice of Termination is required hereunder in the event of Employee’s death, and the foregoing amounts shall be determined on the date of death.

4.03. Termination by Employer and Bank Without Cause. Upon the termination of the Employee’s employment by Employer and Bank without Cause, Employer shall pay Employee a lump sum payment equal to (a) the total base salary that Employee would have earned had Employee continued in the Employer’s employ through the remaining term of employment as then in effect, without reference to his termination, such base salary to be at the rate in effect at the time Notice of Termination is given, and (b) the present value of the Employer’s cost of all welfare and pension benefits then being provided to Employee calculated as if the Employee had continued in the Employer’s employ through the remaining term of employment as then in effect with the same benefits at the same cost to Employer.

4.04. Other Terminations. In the event of any termination of Employee’s employment as then in effect which is not provided for in Section 4.03, Employee shall be entitled to no compensation or other benefits whatsoever beyond the Date of Termination.

4.05. Offset. The amount of any payment provided for in this Section IV shall not be reduced, offset or subject to recovery by the Employer, Bank or Successor by reason of any compensation earned by Employee as the result of employment by another employer after the Date of Termination, or otherwise.

SECTION V. STOCK OPTIONS.

5.01. Stock Options. Employer intends to propose to Employer’s Board of Directors for its consideration and approval a Stock Option Plan (the “Stock Option Plan”). If such Plan is adopted by Employer’s Board of Directors, it is Employer’s intent to propose that Employee be granted (the “Grant”) 30,000 options (“Option(s)”) to purchase Employer common stock vesting annually in blocks of 10,000 shares over a two year period with the first such 10,000 share block vesting on the date of Grant, upon the terms and conditions set forth in the Stock Option Plan and at a purchase price per share which is equal to the fair market value of Employer common stock on the date of grant as specified in the Grant.

The Options shall be subject in all respects to the terms and conditions of the Stock Option Plan and the Grant may be exercised only in the manner provided therein.

5.02. Restrictions. The Options and the shares of common stock issuable upon exercise of such Options will not be registered under the Securities Act of 1933 (“Securities Act”), or under the Blue Sky or other securities laws of any state, and cannot be sold or offered for sale unless subsequently so registered or an exemption from registration is available. Employee understands that these securities will be issued in reliance on § 4(2) of the Securities Act and other available exemptions from registration under federal and state securities laws and that he may be required to hold the securities indefinitely. All certificates representing the securities shall be subject to stop transfer orders and shall bear an appropriate restrictive legend. Employee agrees that he will not dispose of any of the securities except in a manner and fashion which is in total compliance with the law and unless and until either (i) Employer shall have received an opini on of legal counsel satisfactory to it that such disposition does not violate the Securities Act and regulations promulgated thereunder and any applicable state securities laws or regulations, or (ii) the securities have been validly registered under the Securities Act and any applicable state Blue Sky or securities law. The foregoing notwithstanding, Employer shall, at its expense, register any stock issuable pursuant to the exercise of an Option under the Securities Act and any applicable state Blue Sky or securities law upon Employee’s request, provided, however, that the federal registration can be accomplished on Form S-8, and, in the sole and exclusive opinion of Employer, would have no adverse effect on any offering or sale of Employer securities contemplated or underway.

5.03. Forfeiture. If at any time while the Options are exercisable, the Board of Governors of the Federal Reserve System makes a formal capital call on the Employer or the Comptroller of the Currency makes a formal capital call on the Bank, Employee will be required to exercise all exercisable Options in whole or part as may be needed for additional required capital or such exercisable options shall be forfeited. Any Options not required to be exercised under the terms of any such capital call may be exercised under the original terms of the Grant.

5.04. Qualified Stock Options. If the Stock Option Plan is adopted by Employer’s Board in 2002, it is the intent of Employer to seek approval by Employer’s shareholders of the Stock Option Plan at Employer’s 2003 annual shareholders’ meeting and, if approved by such shareholders, the Options may constitute incentive stock options as such term is defined under Section 422 of the United States Internal Revenue Code; provided, however, that in the event such Stock Option Plan is not, for any reason, adopted by the Board or placed before Employer’s shareholders at the 2003 annual shareholders’ meeting or any other meeting or is not approved by such shareholders, the Options shall be nonqualified options. Neither Employer nor Bank represents or warrants that the Options will be or are capable of becoming qualified stock options within the meaning of Section 422 of the U.S. Internal Revenue Code or that the Plan will be adopted by the Bo ard, and if adopted, presented to Employer’s shareholders for approval or, if so presented, will be approved at any time. Nothing herein shall obligate Employer or Bank to take any act or refrain from taking any act in furtherance of qualifying such Options under Section 422.

SECTION VI. MISCELLANEOUS.

6.01. Agreement of Employer’s Successor. Upon Employee’s written request, Employer will have any Successor, by agreement in form and substance satisfactory to Employee, assent to the fulfillment by Employer of its obligations under this Agreement. 6.02. Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amount would still be payable to Employee hereunder if the Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee’s beneficiary designated in writing and delivered to Employer, if any, and if none to Employee’s estate.

6.03. Legal Fees. Employer shall pay up to but not in excess of $750 in total of legal fees incurred by the Employee for the purpose of consulting with Employee’s own legal counsel regarding the Employee’s rights and obligations under this Agreement so long as, at the time of any such consultation for which Employee seeks reimbursement, there is no claim or controversy between Employee and Employer regarding this Agreement and such consultation does not involve any claim or controversy. Except as provided in the immediately preceding sentence and in Section VII, each party shall pay its own legal fees and related or other expenses incurred in connection with this Agreement, whether or not such party prevails, including, without limitation all such fees and expenses, if any, incurred in contesting or disputing any termination or seeking to obtain or enforce any right or benefit provided by this Agreement.

6.04. Taxes. All payments to be made to Employee under this Agreement will be subject to required withholding of federal, state and local and employment and other taxes.

6.05. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered to Employee or the Chairman of the Board of Employer or mailed by United States registered mail, return receipt requested, postage prepaid and addressed:

in the case of Employer, to the attention of the Chairman of the Board at the following address:

MainStreet Bankshares, Inc.
730 East Church Street
Suite 12
Martinsville, Virginia 24112

in the case of Bank, to the attention of the Chairman of the Board at the following address:

Smith River Community Bank, N.A.
730 East Church Street
Suite 12
Martinsville, Virginia 24112

or, in the case of Employee, to the address set forth below the Employee’s signature, provided that all notices may be sent to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

6.06. Modification; Waiver. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Employee and the Chief Executive Officer of Employer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia.

To the extent that any provision of any other agreement between Employer or any of its subsidiaries and Employee shall limit, qualify or be inconsistent with any provision of this Agreement, then for purposes of this Agreement, while the same shall remain in force, the provision of this Agreement shall control and such provision of such other agreement shall be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose.

6.07. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

SECTION VII. CONFIDENTIALITY.

7.01. Confidentiality. Employee agrees that subsequent to his period of employment with Employer, he will not at any time communicate or disclose to any unauthorized person, without the express prior written consent of the Employer, any proprietary, confidential or nonpublic information concerning the Employer or any subsidiary of the Employer, its operations, finances, condition, properties, assets, business or strategic plans, employees, budgets, or any other matter, it being understood, however, that the obligations of this Section shall not apply to the extent that the aforesaid matters (i) are disclosed in circumstances where Employee is legally required to do so or (ii) become generally known to and available for use by the public otherwise than by the Employee’s wrongful act or omission.

7.02. Relief. In the event of Employee’s actual or threatened breach of this Section, Employer or Successor, as the case may be, shall be entitled to a preliminary restraining order and an injunction restraining the Employee from violating its provisions. Notwithstanding anything to the contrary herein, Employee agrees that it shall pay all costs and expenses of Employer, including but not limited to reasonable expert witness and legal fees, in connection with any litigation regarding the enforcement of this Section VII.

7.03. Other Remedies. Nothing in this Agreement shall be construed to prohibit the Company or Successor from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from the Employee.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

MAINSTREET BANKSHARES, INC.

By: /s/ C. R. McCullar

Its: President and CEO

/s/Brenda Smith
Brenda Smith

Address: 115 Farmingdale Drive
Martinsville, VA 24112

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